UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 5, 2016

Waters Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

01-14010	13-3668640
(Commission File Number)	(IRS Employer Identification No.)

34 Maple Street, Milford, Massachusetts	01757
(Address of Principal Executive Offices)	(Zip Code)

(508) 478-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2016, Eugene G. Cassis, Senior Vice President and Chief Financial Officer of Waters Corporation (the “Company”), communicated his intention to transition to a reduced workload and resign as the Company’s Chief Financial Officer effective January 9, 2017. Mr. Cassis will then continue to serve the Company in a senior advisory capacity.

The Board of Directors of the Company has elected Sherry Buck, age 53, to serve as the Company’s Senior Vice President and Chief Financial Officer effective January 9, 2017. Previously, Ms. Buck served as the Vice President, Chief Financial Officer of Libbey Inc., Toledo, Ohio since 2012. Prior to that, she served as Vice President Finance/Chief Financial Officer, Global Product and Enterprise Cost Leadership, at Whirlpool Corporation, Benton Harbor, Michigan, since October 2010.

In connection with Ms. Buck’s hiring, on December 5, 2016, the Company entered into an offer letter (the “Agreement”) with Ms. Buck. The Agreement provides that, effective January 9, 2017 (the “Start Date”), Ms. Buck will serve as Senior Vice President and Chief Financial Officer of the Company. Pursuant to the terms of the Agreement, Ms. Buck is entitled to receive an annual base salary of $525,000 and is eligible for an annual bonus based on achievement of performance objectives established by the Compensation Committee of the Company’s Board of Directors in its discretion (the “Compensation Committee”). The target amount of the annual bonus is 75% of Ms. Buck’s base salary. In addition, Ms. Buck will be entitled to receive, within 10 business days following the Start Date, a non-qualified stock option award having a value on the date of grant of $1,225,000. The award will vest as to 20% of the shares of common stock underlying the award on each of the first five anniversaries of the date of grant, generally subject to continued employment on each vesting date and subject to the other terms and conditions of the Company’s equity incentive plan and the award agreement evidencing such option.

The Agreement also provides that, in connection with the commencement of her employment, Ms. Buck will receive the following within 10 business days following the Start Date, subject to the approval of the Compensation Committee:

•	a restricted stock unit award, with the number of restricted stock units subject to the award determined by dividing $300,000 by the closing price of a share of Company common stock on the date of grant. Such restricted stock unit award will vest as to one-third of the award on each of the first three anniversaries of the date of grant, subject to continued employment on each vesting date.

•	a non-qualified stock option award having a Black-Scholes value on such date of $300,000. The non-qualified stock option award will vest as to 20% of the shares of common stock underlying the award on each of the first five anniversaries of the date of grant, subject to continued employment on each vesting date.

•	a cash payment of $300,000, subject to repayment of a pro rata amount thereof (based on the date of termination of employment) if Ms. Buck resigns without Good Reason or her employment is terminated by the Company for Cause within the one-year period following the Start Date.

The Agreement also provides that Ms. Buck will be entitled to reimbursement of certain costs associated with her relocation to the Milford, Massachusetts area pursuant to the Company’s executive relocation program.

If Ms. Buck’s employment is terminated by the Company other than for Cause or if she resigns for Good Reason, Ms. Buck will be entitled to receive, subject to the execution of a release of claims and continued compliance with the restrictive covenants contained in the Agreement, continued salary and target annual bonus for a period of twelve (12) months. In addition, Ms. Buck will be entitled to receive a lump sum payment equal to the amount that the Company would have paid in premiums under the life, accident, health and dental insurance plans in which Ms. Buck and her dependents were participating immediately prior to the termination of her employment for the twelve (12) month period following the date of termination. If Ms. Buck is employed on or after July 1 of the year in which her employment termination occurs, she will also be entitled to a pro-rata annual bonus for such year, based on actual performance. Ms. Buck will be subject to non-competition and non-solicitation restrictions for a period of one year following the termination of her employment.

The Agreement includes certain other customary terms, including with respect to protection of confidential information and documents, assignment of intellectual property rights, reimbursement of business expenses, indemnification and insurance coverage.

The Agreement also provides that the Company will enter into a change of control/severance agreement with Ms. Buck on the Start Date, which will be in customary form and consistent with the terms of the change of control/severance agreements entered into between the Company and certain of the Company’s other executive officers.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1 Waters Corporation press release dated December 8, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERS CORPORATION

Dated: December 8, 2016	By:	/s/ Eugene G. Cassis
	Name: Title:	Eugene G. Cassis Senior Vice President and Chief Financial Officer